Exhibit 99.1

Polished.com Announces Internal Investigation

Results, Corporate Updates and the Board of

Directors’ Remedial Actions

BROOKLYN, N.Y.--(BUSINESS WIRE)--Polished.com Inc. (NYSE: POL) (formerly known as 1847 Goedeker Inc.) (“Polished” or the “Company”), a content-driven and technology-enabled shopping destination for appliances, furniture and home goods in the U.S. household appliances market, today made several announcements.

Internal Investigation Results

The Company’s Board of Directors (the “Board”) has completed its assessment of the results of the Audit Committee’s previously disclosed internal investigation. The investigation, which was supported by independent legal counsel and advisors, produced the following key findings pertaining to the Company’s business operations under former management during the 2021-2022 period:

●	The Company was charged by its former Chief Executive Officer approximately $800,000 for expenses unrelated to the Company and its operations.

●	The Company appears to not have had in place all the necessary documentation for all of its employees and, in turn, may have failed to comply with certain legal requirements. As elaborated on below, the Company has subsequently put in place enhanced controls to remedy any labor issues and believes it is now in full compliance with legal requirements.

●	The Company’s controls, software and procedures for managing and tracking inventory, including damaged inventory, were insufficient. As elaborated on below, the Company has subsequently put in place enhanced controls to remedy such issues.

Corporate Updates

At the Board’s direction, the Company’s new management has undertaken its own review of prior management’s practices and representations. Based on a preliminary review and presently available information, the Company does not expect any material restatement of its fiscal year 2021 financial results. The Company does, however, expect to restate the first quarter of fiscal year 2022, reflecting a reduction in revenue of $6 million to $8 million and a related reduction in cost of goods sold of $5 million to $7 million. The likely result for the quarter is a decline in gross margin and a reduction in income from operations (before income taxes) of $1 million to $2 million.

Earlier this week, Polished received a resignation letter from its auditor. As a result, the Company has been engaging with qualified replacements and is in advanced discussions with a new potential auditor. The Company expects that its new auditor will re-audit fiscal year 2021 while also reviewing financials for the second quarter of fiscal year 2021, the third quarter of fiscal year 2021 and the first quarter of fiscal year 2022. The Company plans to work with its new auditor to prepare and file all delayed and restated financial statements as soon as reasonably practicable.

In terms of outlook, the Company no longer expects to hit the top-line and bottom-line guidance set forth by former management in prior statements.1 In addition to challenges associated with this year’s management change and internal investigation, the Company has been impacted by the same economic headwinds and margin pressures facing other high-ticket consumer discretionary companies. With this context in mind, the Board and new management retain high conviction in Polished’s go-forward ability to grow profitability and seize on unique positioning in the robust U.S. home appliances market.

[1]	The Company provided fiscal year 2022 guidance on March 31, 2022 (link here) and provided updated fiscal year 2022 guidance on August 15, 2022 (link here).

Remedial Actions

In terms of remedial actions pertaining to the internal investigation, the Board has reached an agreement with its former Chief Executive Officer to, among other things, be reimbursed for substantially all of (i) the non-Company related expenses that were charged to the Company and (ii) the costs pertaining to the Audit Committee’s investigation. The Board has also taken the following steps to address issues identified during the internal investigation and new management’s initial business assessment:

●	Hired a controller with significant relevant experience.

●	Hired a new human resources director, who is leading an overhaul of certain employee policies.

●	Initiated the installation of enhanced payroll software that requires all new employees to provide I-9 information and verifies the validity of key information.

●	Initiated the installation of enhanced software and systems for inventory management.

●	Ensured the implementation of standardized policies for the handling and sale of damaged inventory.

●	Developed a plan to convert the Company to a new ERP and system for accounting.

●	Maintained frequent and transparent communication with the Company’s lending institution in order to retain the relationship.

●	Nominated a slate of director candidates at the 2022 Annual Meeting of Stockholders that does not include any member of the prior management team.

●	Started working with new management to ensure delayed and any revised quarterly financial statements are filed as soon as reasonably practicable.

The Board is committed to continually strengthening the Company and exploring all paths to maximizing value for stockholders.

ABOUT POLISHED

Polished is raising the bar, delivering a world-class, white-glove shopping experience for home appliances. From the best product selections from top brands to exceptional customer service, we are simplifying the purchasing process and empowering consumers as we provide a polished experience, from inspiration to installation. A product expert helps customers get inspired and imagine the space they want, then shares fresh ideas, unbiased recommendations and excellent deals to suit the project’s budget and style. The goal is peace of mind when it comes to new appliances. Polished perks include its “Love-It-Or-Return-It” 30-day policy, extended warranties, the ability to arrange for delivery and installation at your convenience and other special offers. Learn more at www.Polished.com.

FORWARD LOOKING STATEMENTS

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will”, “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond the Company’s control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those described more fully in the section titled “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

CONTACTS

Greg Marose / Ashley Areopagita

ir@polished.com